Exhibit 10.10

BROADSOFT, INC.

EXECUTIVE CHANGE IN
CONTROL SEVERANCE BENEFITS AGREEMENT

This Executive Change in Control Severance Benefits Agreement (the “Agreement”) is entered into as of                , 20   (the “Effective Date”), by and between Name of Executive (the “Executive”) and BroadSoft, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive is currently employed by the Company and the Company wishes to align the interests of Executive with the possibility of a Change in Control (as defined below) and therefore has decided to provide the Executive with benefits and protections in the event of a Change in Control.

WHEREAS, the Company and Executive wish to enter into this Agreement to set forth the compensation and benefits that Executive will be eligible to receive in the event that Executive’s employment with the Company terminates following a Change in Control under the circumstances described herein.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Severance Benefits.

1.1 Eligibility for Severance Benefits.  In the event that (a) a Change in Control (as defined below) is consummated, and (b) Executive’s employment terminates due to an Involuntary Termination (as defined below) or a Constructive Termination (as defined below), in either case, within one (1) month prior to, as of, or within twelve (12) months after, the effective date of such Change in Control (such events are referred to as “Covered Terminations”), Executive will be eligible for the compensation and benefits described in this Section 1. If Executive’s employment terminates for any reason other than a Covered Termination, Executive shall not be eligible to receive any compensation or benefits under this Agreement. Payment of any benefits described in this Section 1 shall be subject to the restrictions and limitations set forth in Section 1.3 and the Release contemplated therein. References to the Company in this Section 1 shall be deemed to include any affiliate of the Company, or the acquiring, surviving or successor entity in the Change in Control or their affiliates (collectively, “Successor”), as applicable.

1.2 Severance Benefits.  Following a Covered Termination, and subject to the terms and conditions set forth in Section 1.3, Executive will be eligible for the following compensation and benefits:

(a) Severance pay at the rate of Executive’s base salary in effect immediately prior to the effective date of the Covered Termination for a period (the “Severance Period”) of [12/9/6] months from the date that the Release described in Section 1.3 below becomes effective and may no longer be revoked by Executive (the “Release Effective Date”), less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company, beginning with the first such date that occurs following the Release Effective Date. Notwithstanding the above, any severance payments that are regularly scheduled to occur under the provisions herein after March 15 of the calendar year following the year in which Executive’s right to receive severance begins shall instead be accelerated and paid in full through a lump-sum cash payment, less applicable withholdings and deductions as required by law, on March 15 of the subsequent calendar year.

(b) If Executive is participating in the group health insurance plans of the Company on the effective date of the Covered Termination, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay or shall reimburse Executive for that portion of Executive’s COBRA premiums that the Company was paying on behalf of Executive and his eligible dependents, if any, for such group health coverage immediately prior to the Covered Termination for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter. The Company’s COBRA premium payment or reimbursement obligation will end immediately if Executive obtains comparable health care insurance coverage from any other source during the Severance Period, and Executive agrees to promptly notify the Company upon obtaining such coverage. This Section 1.2(b) is not intended to affect, nor does it affect, the rights of Executive, or Executive’s covered dependents, under any applicable law with respect to health insurance continuation coverage.

(c) The compensation and benefits provided to Executive pursuant to this Agreement are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any other agreement between Executive and the Company or any Company severance plan, policy or program, including any individually negotiated severance provisions as part of any offer letter or employment agreement between the Company and Executive.

1.3 Release.  Before any compensation or benefits will be payable to Executive or will be continued under this Agreement on account of a Covered Termination, Executive must (a) execute a release substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable Consideration Period specified in the Release not to exceed forty-five (45) days after the effective date of the Covered Termination or, if no Consideration Period is specified in the Release, within fourteen (14) days of the effective date of the Covered Termination, (b) not revoke the Release within any applicable revocation period specified in the Release, and (c) comply with any post-termination obligations to the Company, including the confidentiality and non-disparagement provisions of the Release. In the event that Executive does not comply with any of the foregoing obligations, no compensation or benefits shall be payable under this Agreement to Executive, and the Company may cease any further payments or the provision of additional benefits hereunder.

1.4 No Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, and except as expressly provided in Section 1.2(b) above, the amount of any payment provided for under this Agreement shall not be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits received after the date of the Covered Termination, or otherwise.

1.5 Basis of Payments.  All benefits under this Agreement shall be paid by the Company. This Agreement shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

1.6 Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean: (i) Executive’s commission of a felony; (ii) any act or omission of Executive constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) Executive’s violation of Company policy that causes material harm to the Company; (iv) Executive’s material breach of any written agreement between Executive and the Company which, if curable, remains uncured after notice; or (v) Executive’s breach of fiduciary duty.

(b) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an “Exchange Act Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(c) “Constructive Termination” shall mean that Executive terminates Executive’s employment with the Company for Good Reason.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e) “Good Reason” shall mean any of the following, without Executive’s consent: (i) a material diminution of Executive’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of executive’s responsibilities or duties); (ii) reduction in the level of Executive’s base salary; (iii) relocation of the office at which Executive is principally based to a location that is more than thirty-five (35) miles from the location at which Executive performed his or her duties immediately prior to the effective date of a Change in Control or if the Executive is located in the Company’s Gaithersburg, MD office, to a location that is outside the Washington, D.C. metropolitan area; (iv) failure of a Successor in a Change in Control to assume this Agreement; or (v) the Company’s material breach of any written agreement between Executive and the Company. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. Additionally, before Executive may terminate employment for a Good Reason, Executive must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Executive must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation). Transferring Executive’s employment to a Successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to Executive’s employment by the Successor.

(f) “Involuntary Termination” shall mean that Executive’s employment is terminated by the Company without Cause. The termination of Executive’s employment as a result of the death or disability of Executive shall not, in any event, be deemed to be an “Involuntary Termination.” Transferring employment to a Successor shall not be considered an Involuntary Termination under this Agreement.

2. General Provisions.

2.1 Employment Status.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation to (a) retain Executive as an employee, (b) change the status of Executive as an at-will employee or (c) change the Company’s policies regarding termination of employment.

2.2 Nonexclusivity.  Except as specifically provided herein, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other equity agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits of which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

2.3 Non-Alienation of Benefits.  No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any attempt to so subject a benefit hereunder shall be void.

2.4 Notices.  Any notices provided hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

2.5 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

2.6 Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

2.7 Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

2.8 Amendments.  This Agreement may be amended, modified or terminated only in writing signed by Executive and the Company. The Company may only consent to an amendment or modification of this Agreement after such amendment or modification has been approved by the Company’s Board of Directors or compensation committee thereof.

2.9 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

2.10 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

2.11 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

2.12 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

2.13 Resolution of Disputes.

(a) Exclusive Remedy.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of this Agreement may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The location for the arbitration shall be in the Washington, D.C. metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b) Indemnification.  In the event that either party breaches this arbitration agreement and attempts to resolve in court claims covered by this provision, such party agrees to indemnify the other party for all legal costs and attorneys’ fees incurred to defend such action in court and to enforce the provisions of the arbitration clause.

(c) Continuing Nature of Agreement to Arbitrate.  The parties acknowledge and agree that their obligations under this Section 2.13 survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.

2.14 Opportunity for Independent Counsel and Advisors.  Executive acknowledges that Executive has had an opportunity to retain and consult with independent counsel and tax advisors to review this Agreement.

2.15 Application of Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).

If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Executive Change in Control Severance Benefits Agreement on the day and year first written above.

BroadSoft, Inc.

By:
Name:
Title:

[Executive]

Exhibit A:  Form of Release Agreement

Exhibit A

Form of Release Agreement

1. Release.  In exchange for the payments and other consideration provided under the Executive Change in Control Severance Benefits Agreement (“Severance Agreement”), and other good and valuable consideration, to which Executive would not otherwise be entitled, and except as otherwise set forth in this Release Agreement, Executive hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action Executive is releasing and waiving in this Release Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Maryland Fair Employment Practices Act; Maryland Law on Equal Pay; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act, Section 510; and the National Labor Relations Act; and

•	has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel).

Notwithstanding the foregoing, Executive is not releasing any of the following rights or claims: (i) claims for severance payments or benefits in accordance with the Severance Agreement, (ii) claims for vested retirement benefits under any tax-qualified retirement plan of the Company, (iii) claims relating to the conversion or continuation of insured welfare benefits under any employee benefit plan sponsored or maintained by the Company in which Executive was a participant as of the date of termination or resignation, (iv) any rights of indemnification that Executive may have for any liabilities arising from Executive’s actions within the course and scope of employment with the Company or within the course and scope of Executive’s role as a member of the Board of Directors and/or officer of the Company, or (v) any rights or claims that may arise after the execution date of this Release Agreement. Also excluded from this Release Agreement are any claims which cannot be waived by law. Executive is waiving, however, Executive’s right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on Executive’s behalf. Executive also acknowledges that the consideration given to Executive in exchange for the waiver and release in the Release Agreement is in addition to anything of value to which Executive was already entitled, and that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a claim. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Release Agreement; and (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Release Agreement.

2. ADEA Waiver and Release.  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, as amended. Executive acknowledges that Executive has been advised by this writing that: (a) Executive has twenty-one (21) days (except in the event that Executive’s employment was terminated as part of a group termination, as determined by the Company, in which case Executive has forty-five (45) days) to consider this Release Agreement (although Executive may choose to voluntarily execute this Release Agreement earlier, in which case, Executive will sign the Consideration Period waiver below); (b) Executive has seven (7) days following execution of this Release Agreement to revoke it; and (c) this Release Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release Agreement is executed by Executive. Executive may revoke this Release Agreement during the seven (7) day revocation period by notifying the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel in writing.

3. Confidentiality.  The provisions of this Release Agreement will be held in strictest confidence by Executive and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Release Agreement to

Executive’s immediate family; (b) Executive may disclose this Release Agreement in confidence to Executive’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Executive may disclose this Release Agreement insofar as such disclosure may be required by law.

4. Nondisparagement.  Executive agrees not to disparage the Company, and the Company’s employees, directors, managers, partners, agents, attorneys and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

5. No Admission.  This Release Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or right.

6. Breach.  Executive agrees that upon any breach of this Release Agreement by Executive, Executive will forfeit all amounts paid or owing to Executive under this Release Agreement. Further, Executive acknowledges that it may be impossible to assess the damages caused by Executive’s violation of the terms of Section 1 of this Release Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Release Agreement will constitute immediate and irreparable injury to the Company. Executive therefore agrees that any such breach of this Release Agreement is a material breach of this Release Agreement, and, in addition to any and all other damages and remedies available to the Company upon Executive’s breach of this Release Agreement, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Release Agreement. Executive agrees that if the Company is successful in whole or part in any legal or equitable action against Executive under this Section 6, Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release Agreement

7. Miscellaneous.  This Release Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Release Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Release Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within the State of Maryland.

BroadSoft, Inc.

By:
Name:
Title:

Executive:

[Name of Executive]

Date:

CONSIDERATION PERIOD

I,                , understand that I have the right to take at least 21 days (or 45 days if Executive’s employment is being terminated as part of a group termination) (the “Consideration Period”) to consider whether to sign this Release Agreement, which I received on                , 20  . If I elect to sign this Release Agreement before the Consideration Period has passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the Consideration Period.

Agreed:

Employee Signature

Date